SECOND AMENDMENT TO
AGREEMENT OF PURCHASE AND SALE

THIS SECOND AMENDMENT TO AGREEMENT OF
PURCHASE AND SALE (this “Amendment”) is made and entered into as of the 20th day of September, 2013, by and between each of the entities listed as a “Seller” on the signature page hereto (individually, a “Seller” and collectively, the “Sellers”) and Associated Estates Realty Corporation, an Ohio corporation (the “Buyer”).

WHEREAS, Seller and Buyer have heretofore executed and entered into that certain Agreement of Purchase and Sale dated as of September 12, 2013, as amended by that certain First Amendment to Agreement of Purchase and Sale dated as of September 17, 2013 (collectively, the “Agreement”);

WHEREAS, by letter dated September 18, 2013 to Seller Buyer terminated the Agreement, provided that by means of this Amendment Seller and Buyer agree such termination is rescinded and of no force and effect;

WHEREAS, Seller and Buyer desire to modify and amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1.    Defined Terms. Defined and capitalized terms in this Amendment will have the same meaning as defined and capitalized in the Agreement, unless otherwise indicated in this Amendment.

2.    Recitals. The recitals set forth above are true and correct and hereby incorporated in their entirety by reference.

3.    Purchase Price. The first sentence of Section 2.2(a) of the Agreement is amended and restated to read as follows:

“The aggregate purchase price (the “Purchase Price”) of the Assets is Three Hundred Twenty-three Million Eight Hundred Seventy-five Thousand Dollars ($323,875,000), and shall be allocated among the Properties as set forth on Schedule A-1 attached hereto.

4.    Varela Property Closing. Section 2.4(a)(vi) of the Agreement is amended and restated as follows:

“(vi)    The Closing Date for the Varela Property shall be the later to occur of (A) fifteen (15) days after the expiration of the Due Diligence Period, and (B) ten (10) days after the later of (x) it has been determined in accordance with Section 3.3(i) that Final Completion of the Varela Property has been achieved and (y) the Varela Property Owner has satisfied the condition to Closing set forth in Section 5.2(xxvii) below, but in no event earlier than October 1, 2014 or later than July 31, 2015.”
5.    Closing Deliveries. The following clauses are hereby added to Section 5.2 of the Agreement:
“(xxv) for the Closing of each Construction Project, a letter in the form of Exhibit S attached hereto from the applicable Seller directing each of the General Contractors to execute and deliver the applicable GC Warranty which letter will be countersigned by each of the General Contractors; and

(xxvii) for the Closing of the sale of the Varela Property only, a copy of a final Site Rehabilitation Completion Order issued by the Environmental Protection Commission of Hillsborough County, Florida (“EPC”) in connection with that certain Brownfield Site Rehabilitation Agreement dated as of December 23, 2008 by and between EPC and the Varela Property Owner (as successor to Varela Apartments, LLC).”

6.    Approved CIP Contracts. Reference is made to Sections 3.3(l) and 8.4 of the Agreement. Buyer and Seller acknowledge and agree that Seller has entered into Approved CIP Contracts with BellSouth Telecommunications, LLC and Time Warner Cable Southeast, LLC dba Time Warner Cable for the Alpha Mill Phase 2 Property which will not result in any cost reimbursement under Section 8.4 of the Agreement. The final sentence of Section 8.4 of the Agreement is amended to read as follows:

“At the applicable Closing, Buyer shall reimburse the applicable Seller for any costs incurred by such Seller under any Approved CIP Contract beyond the costs of such Seller providing (i) conduit access from the street to the data communication closets of the applicable Property, (ii) phone and coaxial wiring in each unit of such Property back to the central media panel in such unit, and (iii) phone and coaxial wiring from the central media panel in each unit back to the data communication closets.”
Buyer and Seller acknowledge and agree that the provisions of Sections 3.3(l) and 8.4 as the relate to CIP Contracts for the Varela Property and the 1160 Hammond Property remain in full force and effect.

7.    Approved Plans and Specifications. Exhibits M-1-5 is supplemented with the additional items set forth in Exhibits M-1-5 attached to this Amendment.

8.    Additional Attachments. As contemplated by the Agreement, the Approved Finish Schedule is attached to this Amendment as Exhibit Q and the Leasing Guidelines are attached to this Amendment as Exhibit P-4.

9.    Diligence Period. Buyer acknowledges and agrees that the Due Diligence Period has expired, and that Buyer has no further right to terminate the Agreement under Section 6.1(d) thereof.

10.    Golf Simulators. Buyer acknowledges and agrees that notwithstanding anything to the contrary contained in the Agreement or the Approved Plans and Specifications for the Varela Property or the 1160 Hammond Property, Seller shall have no obligation to build any golf simulators at Varela Property or the 1160 Hammond Property. Buyer has accepted a $50,000 reduction in the Allocated Purchase Price for each of the Varela Property and the 1160 Hammond Property (as shown on Schedule A-1 attached hereto) in lieu of Seller's obligation to build such golf simulators.

11.    Reinstatement. Buyer and Seller agree that the Agreement, as amended hereby, has been restated in its entirety.

12.    Title/Survey Objection Letters. Seller acknowledges receipt of Buyer's title and survey objection letters dated September 13, 2013. Buyer acknowledges and agrees that (i) Seller retains the right to respond to such letters in accordance with the terms of Section 6.2 of the Agreement and (ii) Seller has not accepted or agreed to cure any matters raised by such letters.

13.    Miscellaneous.
(a)    Ratification. The Agreement, as reinstated and amended by this Amendment, is in full force and effect, and is hereby ratified and affirmed.
(b)    Entire Agreement. The Agreement, as amended by this Amendment, contains the entire agreement of the parties with respect to the subject matter thereof and hereof, and all representations, warranties, inducements, promises or agreements, oral or otherwise, between the parties not embodied in the Agreement, as amended by this Amendment, shall be of no force or effect.
(c)    Conflict. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.
(d)    Multiple Counterparts. This Amendment may be executed in a number of identical counterparts. If so executed, each of such counterparts shall be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one Amendment.
(e)    Facsimile or PDF Signatures. For purposes of this Amendment, signatures delivered by facsimile or as a PDF attached to an e-mail shall be as binding as originals upon the parties so signing.
(f)    Headings. The use of headings, captions and numbers of the contents of particular sections are inserted only for the convenience of identifying and indexing various provisions in this Amendment and shall not be construed as a part of this Amendment or as a limitation on the scope of any of the terms or provisions of this Amendment.
(g)    Parties. This Amendment shall be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, Seller and Buyer have executed this Amendment as of the date set forth above.

SELLERS:

LOFTS AT WESTON SPE, LLC

By: NR Lofts at Weston LLC, its managing member
By: /s/ Ross M. Cowan
Ross M. Cowan, Managing Director

NR ST. MARY'S PROPERTY OWNER LLC NR BLAKENEY PROPERTY OWNER LLC NR ALPHA MILL PROPERTY OWNER LLC NR ALPHA MILL II PROPERTY OWNER LLC NR PERIMETER PROPERTY OWNER LLC NR VARELA PROPERTY OWNER LLC

By: /s/ Ross M. Cowan
Ross M. Cowan, Managing Director

BUYER:
ASSOCIATED ESTATES REALTY CORPORATION
By: /s/ Bradley A. Van Auken
Bradley A. Van Auken, Vice President

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